Exhibit 99.1

DRAFT – PRIVATE & CONFIDENTIAL 081204

Pro-Pharmaceuticals Raises $6 Million

Newton, Mass., August 12, 2004 — Pro-Pharmaceuticals, Inc. (Amex:PRW), a developer of novel cancer therapeutics to target cancer cells through carbohydrate chemistry, today announced it has raised approximately $6 million in gross proceeds, from new and existing institutional investors through the private placement of approximately two million newly issued shares of common stock at a price of $3.00 per share. Investors also will receive five-year warrants to purchase approximately two million shares of common stock at an exercise price of $4.20. The proceeds from the transaction will be used for general corporate purposes, including clinical trials and research and development. Rodman & Renshaw acted as the placement agent for the transaction.

Pro-Pharmaceuticals, Inc. — Advancing Drugs Through Glycoscience® Pro-Pharmaceuticals, founded in 2000 and headquartered in Newton, Massachusetts, is a drug development company commercializing a new generation of anti-cancer treatments using carbohydrate molecules to upgrade the safety and efficacy of anti-cancer agents. The Company is a leader in the use of structure-based drug design, an approach to drug discovery that integrates advanced biology and chemistry. Additional information is available at www.pro-pharmaceuticals.com.

FORWARD LOOKING STATEMENTS: Any statements in this press release about future expectations, plans and prospects for the Company, including without limitation statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Because of uncertainties and risks facing the Company, many of which are outside of the Company’s control, future events could cause actual results to differ materially from those indicated by such statements. More information about those risks and uncertainties is contained and discussed in the “Plan of Operations” and “Risk Factors” sections of the Company’s most recent quarterly or annual report and in the Company’s other reports filed with the Securities and Exchange Commission. The forward-looking statements herein represent the Company’s views as of the date of this press release and should not be relied upon to represent the Company’s views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

Contact: Pro-Pharmaceuticals, Inc., Anthony D. Squeglia, 617.559.0033.